Exhibit 10(b)

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is made and entered into on this 12th day of September 2008 by and between Curt Johnson (“Executive”) and First American Title Insurance Company (the “Company”) and is intended by the parties hereto to memorialize any and all terms relating to Executive’s employment with the Company.

The parties hereto agree as follows:

1. Employment of Executive; Position; Exclusivity. Subject to the terms and conditions of this Agreement, the Company hereby employs Executive, and Executive hereby accepts employment, as a Vice Chairman of the Company. In this capacity, Executive will work with the executives of the Company responsible for managing the Company’s National Commercial Services Division, including, but not limited to, the commercial operations of Republic Title of Texas and the Company’s 1031 exchange operations (“NCS”) and the New York Commercial Operations (the “NY Commercial Operations”, the NY Commercial Operations, together with NCS, the “Business Units”) to develop key customer relationships and strategic markets. In addition, Executive also will undertake such other reasonable duties as requested by the Company. Executive shall devote Executive’s entire productive time, effort and attention to the business of the Company during the Term (as defined below). Executive shall not directly or indirectly render any service of a business, commercial or professional nature to any other person or organization without the prior written consent of the Company.

2. Term of Agreement. Executive’s employment under this Agreement shall be the period from the date hereof through December 31, 2010 (the “Term”) unless terminated earlier in accordance with Section 5 of this Agreement. Unless this Agreement is formally extended in a writing executed by the parties hereto, or a new written agreement is entered into, Executive’s continued employment after December 31, 2010 will be for an unspecified term on an at-will basis under the same terms and conditions applicable to similarly situated at-will employees of the Company.

3. Compensation.

3.1 Salary. During the Term, the Company shall pay Executive an annual base salary, before deducting all applicable withholdings, of $600,000.00 (the “Salary”). The Salary shall be payable at the times and in the manner dictated by the Company’s standard payroll policies and it shall be prorated for any partial pay period that occurs during the Term. The Company may deduct from the Salary any taxes or withholdings the Company is required to deduct pursuant to state and federal laws or by mutual agreement between the parties.

3.2 Annual Bonus.

(a) For the calendar year 2008, Executive shall receive an annual bonus of one and one-half percent (1.5%) of PTNI (as defined below) of the Business Units. Executive acknowledges and agrees that this amount will be his entire annual bonus for calendar year 2008 and he will not be entitled to any additional annual bonus for any period prior to calendar year 2008. For the calendar years 2009 and 2010, Executive shall receive 1.5% of the PTNI of the Business Units (the annual bonuses for calendar years 2008, 2009 and 2010 are referred to herein as the “Annual Bonus”). The Annual Bonus for any calendar year shall (i) not be less than $250,000 (the “Minimum Bonus”) nor greater than $2,500,000, (ii) be paid in cash and restricted stock units (“RSU”) of the Company’s ultimate publicly traded parent company (including any ultimate successor to the stock or assets of the Company, the “Parent”) in accordance with the Company’s then effective RSU program applicable to similarly situated executives of the Company (the “RSU Program”), provided, however, that if the Minimum Bonus is paid, then the entire amount shall be paid in cash. The cash portion of the Annual Bonus shall be paid on March 10 of the year following the calendar year in which the Annual Bonus was earned (or if such day is not a business day, the first business day preceding such day) and the RSU portion of the Annual Bonus will be paid in accordance with the Plan (as defined below) and the policies of the Parent. All such payments which are required to be made pursuant to this Agreement shall be made by the Company without regard to whether Executive is employed by the Company at the time any such payment is payable.

(b) For purposes of this Agreement, “PTNI” means the income before income taxes as determined in accordance with generally accepted accounting principles by the Company; provided, however, that PTNI shall be reduced by corporate allocations, overhead, general/administrative costs and similar costs provided that such costs are of a nature consistent with those charged to other business units of the Company. The Company makes no representations or warranties with respect to current or future PTNI and Executive acknowledges and agrees that he is not relying on any express or implied representations or warranties with respect thereto.

(c) The portion of the Annual Bonus payable in RSUs may include both long term incentive RSUs (which Executive acknowledges are not included for purposes of determining benefits under the SERP) and short-term RSUs (which may also be referred to as “Bonus RSUs”), as provided in the RSU Program. Any RSUs granted pursuant to this Agreement or otherwise shall be granted at such times as is consistent with, and shall otherwise be subject to, Parent’s standard policies and procedures for RSUs and shall be evidenced by a notice and agreement as approved by the Compensation Committee of the Parent and which is required to be signed by similarly situated employees of the Company (the “RSU Agreement”). Without limiting the generality of the foregoing, any RSUs granted pursuant to this Agreement or otherwise shall be granted in accordance with, and subject to the provisions of, The First American Corporation 2006 Incentive Compensation Plan (as the same may be amended or modified at any time, including any replacement plan adopted by any successor to the Parent, the “Plan”). Subject to Section 3.2(d), in the event there are insufficient RSUs available under the Plan, the Plan has been terminated, the registration statement on which the Plan is registered has been suspended or is otherwise not in effect or the issuance of any of the RSUs would violate the Plan, then that portion of the Annual Bonus payable in RSUs which as a result cannot be granted in RSUs shall be paid in cash. The Company at its option may pay any amount in cash that would otherwise be payable in RSUs.

(d) Nothing in this Agreement prohibits or restricts the Company from realigning, combining, divesting or in any other manner affecting the structure or operation of the Business Units. If the Company acquires or integrates new business units into the Business Units or realigns, combines or divests the Business Units, the Company and Executive agree to negotiate in good faith an adjustment to the formula for determining the Annual Bonus; provided, however, that any such adjustment may be subject to the approval the Compensation Committee of the Parent, which approval its may grant or deny in its sole and unfettered discretion. The parties acknowledge and agree that the intent of this Section 3.2(d) is to put the parties in substantially the same economic position after any such event as they were before any such event.

(e) The Company may deduct from the Annual Bonus any taxes or withholdings the Company is required to deduct pursuant to state and federal laws or by mutual agreement between the parties.

4. Benefits. Executive shall, subject to the terms and conditions of any applicable benefits plan documents and applicable law, be entitled to receive all benefits of employment he currently receives (subject to the last sentence of this Section 4) and as are generally available to other similar employees of the Company, including medical, dental, life and disability insurance benefits. Executive will also continue to participate in the Executive Supplemental Benefit Plan (the “SERP”), subject to the terms and conditions set forth in the plan document, as such document may be amended or modified from time to time. The Company reserves the right to modify, suspend or discontinue any and all of the above benefit plans, policies, and practices at any time without notice to Executive, so long as such action is taken generally with respect to other similarly situated employees of the Company and does not single out Executive and so long as such modification, suspension or discontinuation is permitted by applicable law.

5. Termination.

5.1 Termination Upon Death. Executive’s employment shall automatically terminate with immediate effect upon the death of Executive.

5.2 Termination by the Company. Notwithstanding anything in this Agreement to the contrary, express or implied, Executive’s employment may be terminated prior to the expiration of the Term immediately by the Company as follows:

(a) Whenever Executive is not physically or mentally able or qualified (with reasonable accommodation) to perform the essential functions of Executive’s job;

(b) For “Cause,” which shall be defined as: (i) embezzlement, theft or misappropriation by the Executive of any property of the Company or any of its affiliates (each of the Company and its affiliates a “Related Company” and, collectively, the “Related Companies”); (ii) Executive’s willful breach of any fiduciary duty to Company or any other Related Company; (iii) Executive’s willful refusal to comply with governmental laws or regulations applicable to Company and any other Related Company and their businesses or the reasonable policies of Company or Parent governing the conduct of its employees; (iv) Executive’s gross incompetence in the performance of Executive’s job duties; (v) commission by Executive of a felony or of any crime involving moral turpitude, fraud or gross misrepresentation; (vi) the failure of Executive to perform duties consistent with a commercially reasonable standard of care; (vii) Executive’s refusal to perform Executive’s job duties or to perform reasonable specific directives of Executive’s supervisor or his/her successor or designee, the Board of Directors of Company and/or the senior officers or Board of Directors of the Parent; or (viii) any gross negligence or willful misconduct of Executive resulting in a significant loss to the Company or any other Related Company; or

(c) Upon the occurrence of any material breach (not covered by any of clauses (i) through (viii) of Section 5.2(b) above) of any of the provisions of this Agreement. A material breach of this Agreement includes, but is not limited to, any violation of any of the provisions of Sections 1, 6, and 7.

5.3 Termination Without Cause. Notwithstanding anything to the contrary in this Agreement, express or implied, either Executive or the Company may terminate Executive’s employment prior to the expiration of the Term at will and without Cause at any time for any reason (or no reason); provided, however, that Executive agrees to provide the Company with thirty (30) days advance written notice of his resignation (during which time the Company may elect, in its discretion, to relieve Executive of all duties and responsibilities).

5.4 Rights and Obligations Upon Termination.

(a)(i) In the event of the termination of Executive’s employment by the Company prior to the expiration of the Term pursuant to Section 5.3, Executive shall receive (1) his Salary as set forth in Section 3 which would otherwise have been payable to Executive for the remaining balance of the Term had Executive’s employment not been so terminated, payable in cash on the 30th day following such termination (or if such day is not a business day, on the immediately preceding business day) and (2) in lieu of any Annual Bonus for the calendar year in which such termination by the Company occurs and for each calendar year remaining in the Term, if any, an amount for each such calendar year equal to $750,000, payable in cash on the 30th day following such termination (or if such day is not a business day, on the immediately preceding business day). Except as required by law, Executive shall only be eligible for those employee benefits which the Company generally makes available to similarly situated terminated executives and shall not be eligible for any other employee benefits after termination.

(ii) At the time of receipt of, and as a condition to receiving the payments specified in this Section 5.4(a), Executive agrees to execute, deliver and not revoke (within the time period permitted by applicable law), in such form as is reasonably requested by the Company, a release of the Company and the other Related Companies and their respective officers, directors, employees and owners from any and all claims, obligations and liabilities of any kind whatsoever arising from or in connection with Executive’s employment or termination of employment with the Company or this Agreement (including, without limitation, civil rights claims), excepting those claims, obligations or liabilities which arise under provisions of this Agreement which by their terms survive the termination of this Agreement or Executive’s employment or which arise under any benefit plan (including, without limitation, the SERP or the Plan). Contemporaneously, the Company agrees to execute and deliver and not revoke, in such form as is reasonably requested by Executive, a release of Executive from any an all claims, obligations and liabilities of any kind whatsoever arising from or in connection with Executive’s employment or termination of employment with the Company, excepting those claims, obligations or liabilities which arise under provisions of this Agreement which by their terms survive the termination of this Agreement or Executive’s employment (including, without limitation, Sections 6 and 7 hereof) or which arise under any benefit plan (including, without limitation, the SERP or the Plan); provided, that nothing in this sentence will require the Company to waive any right it may have, including, without limitation, the right to discontinue making any payment or providing any benefit, under any benefit plan (including, without limitation, the SERP or the Plan) as a result of actions or omissions of the Executive at, prior to or after the effective date of such release.

(iii) In addition, if Executive’s employment is terminated by the Company prior to the expiration of the Term pursuant to Section 5.3, Executive will become vested on his 55th birthday in the SERP as though he terminated on his 55th birthday (it being understood that Executive will have reached on such date his “Early Retirement Date”, as defined in the SERP), and upon his 55th birthday he will be eligible to begin receiving payments thereunder; provided, however, that in such circumstance Executive’s “Final Average Compensation” (or equivalent) for purposes of the SERP shall be determined as of the date of such termination.

(iv) Apart from the payments set forth in this Section 5.4(a), upon such termination the Company shall have no further liability whatsoever to Executive, except as may be otherwise specifically set forth herein.

(b) In the event of the termination of Executive’s employment pursuant to Section 5.1 or 5.2, Executive’s termination of this Agreement under Section 5.3 or upon the expiration of the Term, then the Company shall be obligated to pay Executive (or, in the case of a termination under Section 5.1, Executive’s spouse or heir, as applicable) the Salary and any vacation accrued hereunder through the date of termination. Apart from the payments set forth in this Section 5.4(b) and any benefits vested as of the termination date, upon such termination or expiration, as the case may be, the Company shall have no further liability whatsoever to Executive. In the event of the termination of Executive’s employment pursuant to Section 5.1, the Company shall pay to Executive’s spouse or heir such benefits under the Company’s benefit plans as may be required by such plans.

(c) In the event that any payment or benefit received or to be received by Executive, including any acceleration of stock options, restricted stock, restricted stock units, deferred compensation, or long-term incentive awards (collectively, the “Payments”), would constitute a parachute payment within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code’), then the following limitation shall apply:

The aggregate present value of those Payments shall be limited in amount to 2.99 times Executive’s Average Compensation (as defined below).

Average Compensation means the average of Executive’s W-2 wages from the Company for the five (5) calendar years completed immediately prior to the calendar year in which the termination is effected. Any W-2 wages for a partial year of employment will be annualized, in accordance with the frequency which such wages are paid during such partial year, before inclusion in the Average Compensation.

(d) Notwithstanding the foregoing, to the extent any payment or benefit under this Agreement is subject to Section 409A of the Code, such payment or benefit shall be made at such times and in such forms as the Company and Executive reasonably determine are required to comply with Code Section 409A (including, without limitation, in the case of a “specified Executive” within the meaning of Code Section 409A, any payments that would otherwise be made during the six-month period following separation of service will be paid in a lump sum after the end of the six-month period) and the Treasury Regulations and the transitional relief thereunder; provided, however, that in no event will the Company be required to provide Executive with any additional payment or benefit in the event that any payments or benefits trigger additional income tax under Code Section 409A or in the event that the Company and Executive reasonably determine to change the time or form of the payments or benefits in accordance with this section.

6. No Solicitation/Interference. Executive will not directly or indirectly at any time during or after the termination of Executive’s employment attempt to disrupt, damage, impair or interfere with the Company’s business by raiding any of the Company’s employees or directly or indirectly soliciting any of them to resign from their employment by the Company, or by disrupting the relationship between the Company and any of its consultants, agents, representatives or vendors. The Executive acknowledges that this covenant is necessary to enable the Company to maintain a stable workforce and remain in business.

7. Nondisclosure of Confidential Information. Executive will keep in strict confidence, and will not, directly or indirectly, at any time during or after Executive’s employment with the Company, disclose, furnish, disseminate, make available or, except in the course of performing Executive’s duties of employment, use any trade secrets or confidential business and technical information of the Company, any other Related Company or any of its respective customers or vendors, without limitation as to when or how Executive may have acquired such information. Such confidential information shall include, without limitation, the Company’s and any other Related Company’s unique selling and servicing methods and business techniques, business strategies, financial information, training, service and business manuals, promotional materials, training courses and other training and instructional materials, vendor and product information, customer and prospective customer lists, other customer and prospective customer information, employee lists and contact information, processes, inventions, patents, copyrights, trademarks and other intellectual property and intangible rights, and other business information. Executive specifically acknowledges that all such confidential information, whether reduced to writing, maintained on any form of electronic media, or maintained in the mind or memory of Executive and whether compiled by the Company, any other Related Company and/or Executive, derives independent economic value from not being readily known to or ascertainable by proper means by others who can obtain economic value from its disclosure or use, that reasonable efforts have been made by the Company or another Related Company, as the case may be, to maintain the secrecy of such information, that such information is the sole property of the Company or another Related Company and that any retention and use of such information or rights by Executive during his employment with the Company (except in the course of performing his duties and obligations hereunder) or after the termination of his employment shall constitute a misappropriation of the Company’s or another Related Company’s trade secrets, rights or other property.

8. Return of Company Property. Executive agrees that upon termination of Executive’s employment with the Company, for any reason, Executive shall return to the Company all property of the Company and the other Related Companies, in as is condition, including without limitation, the originals and all copies of any materials which contain, reflect, summarize, describe, analyze or refer or relate to any items of information listed in Section 7 of this Agreement.

9. Representations and Warranties. The parties hereby represent and warrant to each other, with respect to himself or itself only, that they each have the legal capacity to execute and perform this Agreement, that this Agreement is a valid and binding agreement enforceable against them according to its terms, and that the execution and performance of this Agreement by them does not violate the terms of any existing agreement or understanding, written or oral, to which either of them is a party or any judgment or decree to which either is subject. Each party hereby indemnifies and holds harmless the other party from and against all liability, loss, cost, or expense, including, without limitation, reasonable attorneys’ fees and expenses, incurred by the other party by reason of the inaccuracy of the representations and warranties made by the representing and warranting party in this Section 9.

10. Survival. Each of the representations, warranties and covenants set forth in Sections 5 through 17 of this Agreement shall survive and shall continue to be binding upon the Company and Executive notwithstanding the termination of this Agreement for any reason whatsoever.

11. Controlling Law. This Agreement shall be controlled, construed and enforced in accordance with the laws of the State of California, without regard to conflicts of laws principles.

12. Notices. Any notice to the Company required or permitted under this Agreement shall be given in writing to the Company, by reputable overnight courier service such as Federal Express, addressed to the Chief Executive Officer of the Company with a copy to the General Counsel of the Company at its then principal place of business. Any such notice to Executive shall be given in a like manner and shall be addressed to Executive at his home address then shown in the Company’s files with a copy to Epstein Becker & Green, P.C., 250 Park Avenue, New York, NY 10177, Attention: Adrian Zuckerman, Esq. For the purpose of determining compliance with any time limit in this Agreement, a notice shall be deemed to have been duly given on the date of delivery if sent by courier service to the party to whom the notice is to be given in the manner provided by this section.

13. Severability. If any term, covenant, condition or provision of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the provisions shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

14. Assignment. Executive shall not transfer or assign this Agreement or any part thereof. The Company reserves the right to transfer or assign this Agreement to any subsidiary of the Company or any subsidiary of Parent, provided that such assignee assumes all obligations hereunder and that the Company shall also remain fully liable for all obligations hereunder in the event the assignee default for any reason.

15. Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any party other than the Company, the other Related Companies, Executive and their respective successors and permitted assigns.

16. Entire Agreement; Amendments. This Agreement, the SERP, the Plan, any stock option, restricted stock, stock appreciation rights, any other stock option plan, any other employee benefit plan (including, without limitation, the pension plan) or other similar agreements the Company currently has with respective to the Executive, contain the entire integrated agreement between the parties regarding these issues and supersedes all prior verbal and written agreements, understandings, commitments and practices between the parties. No modification or amendment to this Agreement will be valid unless set forth in writing and signed by both Executive and either the Chief Executive Officer or the Chief Financial Officer of the Company.

17. Counterparts. This Agreement may be executed in any number of counterparts, each of which when executed shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

“EXECUTIVE”	“COMPANY”

FIRST AMERICAN TITLE INSURANCE COMPANY

/s/ Curt Johnson	By:	/s/ Dennis J. Gilmore
Curt Johnson		Name:	Dennis J. Gilmore
		Title:	President